EXHIBIT 99.1

PRESS RELEASE

Date:	April 27, 2005

CONTACTS:

David P. Kershaw	Joseph M. Russo
Executive Vice President &	Vice President
Chief Financial Officer	Marketing and Investor Relations
315-475-4478	315-475-6710

Alliance Financial Reports First Quarter Earnings

SYRACUSE, NEW YORK {April 27, 2005}

Alliance Financial Corporation (Nasdaq: ALNC), parent of Alliance Bank, N. A., announced today that earnings were $0.55 per share on a fully diluted basis for the quarter ended March 31, 2005, up 5.8% compared to $0.52 for the period in 2004. The Company’s 2005 first quarter net income of $2 million rose 6.3% compared to 2004 first quarter net income of $1.9 million.

“We’re very pleased with our first quarter results. The accretive nature of our acquisition in February of a portion of the personal trust business of HSBC, USA, N.A. is already evident. Even though the acquisition closed seven weeks into the quarter, it was a positive contributor to first quarter earnings. Likewise, continued improvement in loan and lease quality and the resulting credit to the loan and lease loss provision bolstered results,” said Jack H. Webb, Chairman, President and Chief Executive Officer of Alliance Financial Corporation. “Another positive for the first quarter was loan growth, which benefited from a continued up tick in originations in our commercial leasing business as well as growth in our indirect auto lending portfolio, the result in part of expansion of that business into the Buffalo and Rochester markets. At the same time, we continued to grow our deposit base and build our market presence, particularly within Onondaga County, where we announced plans to build new branches in Camillus and East Syracuse.”

The Company further reported that its return on average assets and return on average equity for the 2005 first quarter were 0.91% and 11.66%, respectively, compared with 0.90% and 11.19%, respectively, for the first quarter of 2004.

Year-over-year first quarter net interest income declined $165 thousand, or 2.4%, as an increase in the cost of funds narrowed the Company’s net interest margin. The 2005 first quarter tax equivalent net interest margin of 3.47% declined from 3.72% for the same period a year ago. For the comparable periods average earning assets increased $43 million, or 5.4%, with average loans and leases up 9.9%. Interest income for the three months ended March 31,

2005, at $10.6 million, was up 6.1% compared with last year’s first quarter. The growth in average loans and leases was the primary reason for the increase in interest income. Average loans increased $47.1 million with growth most significant in indirect auto and commercial leases. Average loan and lease yields increased 10 basis points over the comparable quarter. Investment income declined 6.4% due to a lower portfolio yield. Average investment securities for the comparable periods declined less than 1%, while the average portfolio yield fell 21 basis points. Rising market interest rates since the middle of 2004 have pushed up the Company’s cost of interest-bearing liabilities, resulting in a 25.6% quarter–over-quarter increase in interest expense. The average rate paid on interest-bearing liabilities was up 36 basis points over the past twelve months, while at the same time growth in average interest-bearing liabilities of $27.8 million, or 3.9% also contributed to the increase in interest expense. Average non-interest bearing deposits were up 26% over the past twelve months.

The Company’s evaluation of the adequacy of the level of the Allowance for Loan and Lease Losses during the 2005 first quarter concluded that continued improvement in loan quality indicators supported a reduction in the level of the allowance when compared to December 31, 2004. Non-performing loans and leases at March 31, 2005 were 0.16% of total loans and leases, down from 0.53% at year-end 2004 and 0.91% at March 31, 2004. For the first quarter of 2005, the Company reported a 0.08% net loan and lease recovery as a percentage of average loans and leases for the quarter compared to 2004 first quarter net loan and lease losses as a percentage of average loans and leases of 0.16%. Loan delinquency, as measured by the percentage of loans past due 30 days or more and non-accruing to total loans, also improved for the comparable quarters declining from 1.33% at quarter end a year ago to 0.81% at the end of the current quarter. As a result of the improvement in the quality of the loan and lease portfolio, the Company recorded a credit to its provision for loan and lease loss expense of $544,000 during the 2005 first quarter compared to a charge of $14,000 during the first quarter of 2004.

Non-interest income for the 2005 first quarter increased 25.8% compared to last year’s first quarter, with the increase primarily reflecting growth in trust revenue associated with the acquisition of a portion of the HSBC personal trust business. Non-interest income was also positively impacted in the current quarter by increased rental income from operating equipment leases. Income from service charges on deposit was lower as rising market interest rates provided customers higher earning credit rates on deposit balances offsetting charges. Income from corporate owned life insurance and security gains was $352,000 lower (net of tax) during the 2005 first quarter. Year-over-year total operating expenses increased 12.4%. Salary and benefit costs rose 5.7%, with the increase primarily relating to staff growth in connection with the acquisition of the trust business, and growth in the leasing and small business departments. Occupancy and equipment expense rose 41.3% for the comparable periods, with over 60% of the increase attributable to an impairment loss on equipment related to an operating lease. The increase in occupancy and equipment expense also reflected higher building lease expense and equipment service contract costs. A decline in marketing expense for the comparable periods reflected the higher 2004 costs associated with new branch openings in that period. The rise in other operating expenses related to growth in the trust business, an increase in the reserve for loan commitments, and increased audit expense.

As of March 31, 2005, total assets were $909.2 million, increasing $46.6 million, or 5.4%, compared to March 31, 2004. For the twelve months ended March 31, 2005, gross loans increased $53 million, or 11%, to a record $536.1 million. Loan growth was greatest in the commercial lease and indirect auto loan categories. Investment securities declined $11.9 million, or 3.7% over the past twelve months to $310.5 million. At March 31, 2005, deposits were a record $679.9 million, increasing $59.9 million, or 9.7%, since March 31, 2004. For the twelve months ended March 31, 2005, the Company reported an 18.8% increase in commercial deposits, a 9.6% rise in personal deposits, and a 10.5% decline in public funds deposits. The Company’s borrowings declined $9.5 million, or 5.8%, during the last twelve months to $153.6 million at March 31, 2005.

Shareholders equity at March 31, 2005 was $67.6 million, or 7.4% of assets. Shareholders equity declined $1.5 million, or 2.2%, over the past twelve months, reflecting a $4.4 million addition of net income after payment of dividends, $352,000 from the issuance of common stock in connection with the exercise of stock options and the issuance of restricted stock, and a $6.3 million decline in the market value (after tax) of the Company’s investment portfolio. On April 8, 2005, the Company paid its regular quarterly dividend of $0.21 per share.

For a copy of this release, including first quarter 2005 performance highlights and supporting financial information, please refer to the “Press Releases” section of the “Investor Information” module on the Company’s website at www.alliancebankna.com.

Alliance Financial Corporation is an independent bank holding company with one subsidiary, Alliance Bank, N.A., that provides banking, commercial leasing, trust and investment services through 20 office locations in Cortland, Madison, Oneida and Onondaga counties.

This press release contains certain forward-looking statements with respect to the financial condition, results of operations and business of Alliance Financial Corporation. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) an increase in competitive pressure in the banking industry; (2) changes in the interest rate environment reduce margins; (3) changes in the regulatory environment; (4) general economic conditions, either nationally or regionally, are less favorable than expected, resulting in, among other things, a deterioration in credit quality; (5) changes in business conditions and inflation; (6) changes in the securities markets; (7) changes occur in technology used in the banking business; (8) the ability to maintain and increase market share and control expenses; (9)

the possibility that the expansion of the Company’s trust business may fail to perform as currently anticipated; and (10) other factors detailed from time to time in the Company's SEC filings.